SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No.  )(1)

                         FLOUR CITY INTERNATIONAL, INC.
                         ------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                    343858205
                                    ---------
                                 (CUSIP Number)

                                  June 11, 2001
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)

         |X|  Rule 13d-1(c)

         |_|  Rule 13d-1(d)

----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 343858205                  13G                            Page 2 of 15
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dimensional Partners, L.P.
    I.R.S. #13-5514352
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          368,067, but 1,104,201 if considered together with
   OWNED BY            Dimensional Partners, Ltd.
     EACH         --------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
    PERSON
     WITH              None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       368,067, but 1,104,201 if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    736,134, but 1,104,201 if considered together with Dimensional Partners,
    Ltd.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%, but 17.2% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 343858205                  13G                            Page 3 of 15
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          736,134, but 1,104,201 if considered together with
   OWNED BY            Dimensional Partners, L.P.
     EACH         --------------------------------------------------------------
  REPORTING       7    SOLE DISPOSITIVE POWER
    PERSON
     WITH              None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       736,134, but 1,104,201 if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    736,134, but 1,104,201 if considered together with Dimensional Partners,
    L.P.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.2%, but 17.2% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 343858205                  13G                            Page 4 of 15
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JDS Asset Management, LLC
    I.R.S. #13-4053441
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
  NUMBER OF
    SHARES             368,067, but 1,104,201 if considered together with
 BENEFICIALLY          Dimensional Partners, Ltd.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       368,067, but 1,104,201 if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    368,067, but 1,104,201 if considered together with Dimensional Partners,
    Ltd.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.5%, but 17.2% if considered together with Dimensional Partners, Ltd.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 343858205                  13G                            Page 5 of 15
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    JDS Capital Management, Inc.
    I.R.S. #13-3918633
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
                  6    SHARED VOTING POWER
  NUMBER OF
    SHARES             736,134, but 1,104,201 if considered together with
 BENEFICIALLY          Dimensional Partners, L.P.
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       736,134, but 1,104,201 if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    736,134, but 1,104,201 if considered together with Dimensional Partners,
    L.P.
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    12.2%, but 17.2% if considered together with Dimensional Partners, L.P.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 343858205                  13G                            Page 6 of 15
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joseph D. Samberg
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       None
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          1,104,201
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             None
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       1,104,201
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,104,201
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    17.2%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by (i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) Dimensional Partners, Ltd., a Cayman Islands company ("Dimensional II"), (iii) JDS Capital Management, Inc., a Delaware corporation and the investment manager and subadvisor of Dimensional II ("JDSCM"), (iv) JDS Asset Management, LLC, a Delaware limited liability company and the general partner of Dimensional I ("JDSAM"), and (v) Joseph D. Samberg, the Managing Member of JDSAM and the President of JDSCM ("Samberg") (collectively, the "Reporting Persons").

Item 1 (a).   Name of Issuer:

              Flour City International, Inc.

Item 1 (b).   Address of Issuer's Principal Executive Offices:

              1044 Fordtown Road, Kingsport, TN 37663

Item 2 (a).   Name of Person Filing:

              Dimensional Partners, L.P.
              Dimensional Partners, Ltd.
              JDS Asset Management, LLC
              JDS Capital Management, Inc.
              Joseph D. Samberg

Item 2 (b).   Address of Principal Business Office or, if None, Residence:

              Address of principal business office of each of Dimensional I, JDSAM, JDSCM and Samberg is: 780 Third Avenue, 45th Floor, New York, NY 10017.

              Address of principal business office of Dimensional II is:
              Corporate Center, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands.

Item 2 (c).   Citizenship:

              Dimensional I is a Delaware limited partnership; Dimensional II is a Cayman Islands company, JDSAM is a Delaware limited liability company, JDSCM is a Delaware corporation and Samberg is a citizen of the United States.

Item 2 (d).   Title of Class of Securities:

              Common Stock, par value $.0001 per share ("Common Stock").

Item 2 (e).   CUSIP Number:

              343858205.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a) |_| Broker and dealer registered under Section 15 of the Exchange Act.


                               Page 7 of 15 Pages

              (b) |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

              (d) |_| Investment company registered under Section 8 of the Investment Company Act.

              (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

              (j) |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership

Item 4(a)     Amount Beneficially Owned:

              As of June 20, 2001, in the aggregate, Dimensional I and Dimensional II beneficially own debentures currently convertible at any time at the option of the holders thereof into an aggregate 714,286 shares of Common Stock and warrants exercisable for an aggregate 389,916 shares of Common Stock of the Issuer, such shares issuable upon the conversion of debentures and the exercise of warrants representing an aggregate 17.2% of the total outstanding shares of Common Stock. Dimensional I, Dimensional II, JDSAM, as the general partner of Dimensional I, Samberg, as the Managing Member of JDSAM, JDSCM, as the investment manager and subadvisor of Dimensional II, and Samberg, as the President of JDSCM, may be deemed to be the beneficial owners of the debentures and warrants belonging to Dimensional I and Dimensional II. Dimensional I owns debentures currently convertible at any time at the option of Dimensional I into 238,095 shares of Common Stock and warrants currently exercisable at any time at the option of Dimensional I to purchase 129,972 shares of Common Stock of the Issuer. Dimensional II owns debentures currently convertible at any time at the option of Dimensional II into 476,190 shares of Common Stock and warrants currently exercisable at any time at the option of Dimensional II to purchase 259,944 shares of Common Stock of the Issuer.

Item 4(b).    Percent of Class:

              As of June 20, 2000, Dimensional I beneficially owns 6.5% of the total outstanding shares of Common Stock; Dimensional II beneficially owns 12.1% of such shares of Common Stock; JDSAM, in its aforesaid capacity, is deemed to beneficially own 6.5% of such shares; JDSCM, in its aforesaid capacities, is deemed to beneficially own 12.1% of such shares; and Samberg, in his aforesaid capacities, is deemed to beneficially own 17.2% of such shares.


                               Page 8 of 15 Pages

Item 4(c).    Number of Shares as to which each person filing has:

              i.    Sole power to vote or to direct the vote:    0

              ii.   Shared power to vote or to direct the vote:  368,067 (Dimensional I, JDSAM); 736,134
                                                                 (Dimensional II, JDSCM); 1,104,201
                                                                 (Samberg)

              iii.  Sole power to dispose or to direct the
                    disposition of:                              0

              iv.   Shared power to dispose or to direct the     368,067 (Dimensional I, JDSAM); 736,134
                    disposition of:                              (Dimensional II, JDSCM); 1,104,201
                                                                 (Samberg)

Item 5.       Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired The Security Being Reported on By The Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 9 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 20, 2001                     DIMENSIONAL PARTNERS, LTD.


                                        By: JDS Capital Management, Inc.,
                                            its investment manager and
                                            subadvisor


                                            By: /s/ Joseph D. Samberg
                                                --------------------------------
                                                Name:  Joseph D. Samberg
                                                Title: President


                               Page 10 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 20, 2001                     DIMENSIONAL PARTNERS, L.P.


                                        By: JDS Asset Management, LLC,
                                            its general partner


                                            By: /s/ Joseph D. Samberg
                                                --------------------------------
                                                Name:  Joseph D. Samberg
                                                Title: Managing Member


                               Page 11 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 20, 2001                     JDS ASSET MANAGEMENT, LLC.


                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: Managing Member


                               Page 12 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 20, 2001                     JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: President


                               Page 13 of 15 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: July 20, 2001                     /s/ Joseph D. Samberg
                                        ----------------------------------------
                                            Joseph D. Samberg


                               Page 14 of 15 Pages

                             JOINT FILING AGREEMENT

      The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of Flour City International, Inc. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Dated: June 20, 2001                    DIMENSIONAL PARTNERS, LTD.

                                        By: JDS Capital Management, Inc.,
                                            its investment manager and
                                            subadvisor

                                            By: /s/ Joseph D. Samberg
                                                --------------------------------
                                                Name:  Joseph D. Samberg
                                                Title: President


                                        DIMENSIONAL PARTNERS, L.P.

                                        By: JDS Asset Management, LLC,
                                            its general partner

                                            By: /s/ Joseph D. Samberg
                                                --------------------------------
                                                Name:  Joseph D. Samberg
                                                Title: Managing Member


                                        JDS ASSET MANAGEMENT, LLC

                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: Managing Member


                                        JDS CAPITAL MANAGEMENT, INC.

                                        By: /s/ Joseph D. Samberg
                                            ------------------------------------
                                            Name:  Joseph D. Samberg
                                            Title: President

                                        /s/ Joseph D. Samberg
                                        ----------------------------------------
                                            Joseph D. Samberg


                               Page 15 of 15 Pages